Global Resource Corporation
Shareholder Update Conference Call
April 9, 2009

Operator: Ladies and gentlemen, thank you for standing by.  Welcome to the Global Resource Corporation Shareholder Update Meeting Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star followed by the one on your touchtone phones.  Please press star, zero for Operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Thursday, April 9th, of 2009.

I would now like to turn the conference over to Mr. Thomas Walsh.  Please go ahead, sir.

Thomas Walsh: Thank you.  Good morning, everyone.  And thank you for joining us for the Global Resource Shareholder Update Call.  On our call today will be Mr. Eric Swain, Chairman and CEO, Mr. Jeff Kimberly, President, and Mr. Jeff Andrews, CFO.  Following management’s discussion, there will be a Q&A opened to participants on the call, as the Operator has already mentioned.

Before we get started, I’m going to review the Company’s Safe Harbor Statement.  This conference call may contain forward-looking statements regarding Global Resource Corp.’s business strategies and future plans of operations.  Forward-looking statements involve known and unknown risks and uncertainties.  These forward-looking statements contained in this conference call speak only as of the date hereof, and Global Resource disclaims any obligation to provide public updates, revisions, or amendments to any forward-looking statements made herein to reflect changes in Global Resource’s expectations or future events.

With that, I’d now like to turn the call over to Global Resource Corporation’s CEO, Mr. Eric Swain.  Eric, please go ahead.

Eric Swain:  Thank you very much, Thomas.  I’d like to thank everyone for joining us.  I am very pleased to be hosting the first ever Shareholder Update Call.  As the new management team continues working diligently towards the commercialization of our revolutionary technology, communicating with our loyal shareholders will remain a high priority.  Going forward, we will be hosting a conference call once a quarter to provide shareholders with a broad overview of our success and business strategies.

Before we get started, I’d like to introduce myself.  I joined Global Resource about six months ago to assist in leading the charge to commercialize this groundbreaking technology.  I dedicated myself, in these past months, to bringing this microwave technology to market while also affixing the corporate identify of Global Resource.  Prior to joining GBRC, I spent 26 years as an executive with several Wall Street firms, including Morgan Stanley, Smith Barney Citigroup Capital Markets, Bear Stearns, and First Institutional Securities Corp. I’m extremely pleased with what we have accomplished here at Global in the last six months, and look forward to moving into mass production of our technology in the near future.  One of the main reasons I accepted this position is that the world has waited a long time for an efficient waste-to-fuel technology that can address the need to recycle everything from tires to municipal waste.  And Global Resource has successfully developed this exact machine.  When I joined the Company, I had promised to assist in the commercialization of its technology, and we are now beginning to deliver on this promise to the world.

Management is extremely pleased that we will hosting a demonstration of the technology in the first week of May.  We’re excited that the Patriot-1 prototype is ready to be shown to customers and key government officials.  The demonstration, which will take place at our Rockford, Illinois facility, will show Global Resource’s microwave technology for economically converting waste tires into oil, gases, and carbon ash.  The demonstration will also serve to promote the sale of our commercial 1, 2, and 3-ton-per-hour machines as well as solidifying government relationships and gaining municipal acceptance.  As we move forward, we’re very proud to be a green economic company, and look forward to creating jobs for the American people, and creating a better place for our children.  The first demonstration will be used to promote the technology for the specific use with waste tires.  Management has placed an emphasis on working with waste tires based on the abundance of scrap tires located in the U.S. and around the world.  Tires also represent one of the world’s largest hazardous material dilemmas, and Global Resource believes they can recycle these tires in an economically and environmentally friendly way.

The hosting of the demonstration will serve as an important tool in solidifying the sale of our machines to potential customers that we have been in discussions with for several months.  In addition, the demonstration will solidify our exposure with private firms and various governments for the use of our green technology to be used in numerous applications, including waste tires, municipal waste, oil, oil shale, and sludge.  We are excited to be in the position to show our technology to the world, and also to position our technology for sale to some of the world’s largest oil and gas firms.

The Company intends to utilize the Patriot prototype to continue to identify increased efficiencies for processing tires as well as reconfiguring this prototype for the development of other feedstocks based on the interest garnered from key clients.  When I first joined the Company, I undertook an in-depth corporate evaluation regarding all of the departments at Global Resource.  In part, based on my findings, and the fact that the current registration statement for Mobilestream and Carbon Recovery shares has taken well over two years, I made the decision, with the support of the Board of Directors, to make a change in our legal counsel and our auditors.  After a lengthy due diligence process, we chose Westerman Ball Ederer Mlller & Sharfstein to serve and represent us as the Company’s new attorneys.  The firm has a tremendous amount of experience in mergers and acquisition, SEC compliance, private placements, public offerings, and technology licensing agreements; in addition, their experience in shareholder, operating agreements, and in day-to-day corporate counseling.  We also, collectively, made the decision to switch our auditing firm to Rothstein, Kass & Company.  They are recognized industry leaders.  The firm is Certified Public Accountants specializing in accounting and consulting, auditing, taxes, hedge funds, and financial planning.  As we mentioned in our 8-K filing that there would be a restatement of prior financial statements and reclassifications of certain transactions, however, the management team believes that the restatements and reclassifications will not materially impact the ability of the Company to implement its business plan on a going forward basis nor materially impact its current cash position except for the payment, obviously, of the additional auditing and legal fees incurred in connection with the reaudits, restatements, and reclassifications, as the anticipated restatements and reclassifications relate solely to non-cash charges.

The entire management team is working towards correcting any errors that have been made by the prior team that was running Global Resource.  Our new management team is pleased to be working with the new auditors and the SEC to resolve any outstanding issues.  Many of the issues uncovered by our new auditors and accountants, once corrected, will also allow us to file an amended registration statement with the SEC for the conversion of Mobilestream and Carbon Recovery shares.  We’re all very disappointed with the length of this process, but we are pleased to be making significant headway in our discussions with the SEC regarding this registration statement.  While we cannot provide a timeframe for the approval of the registration statement, I can assure you that all of the issues and questions raised by the SEC have been and will be accurately answered and addressed by Global Resource.  Our goal is to be—is to file an amended registration statement during the second quarter of ’09.

It is the new management team’s mission to run a successful and profitable firm that has the utmost honesty, transparency, and respect for our shareholders.

I would now like to turn the call over to Mr. Kimberly, President of Global Resource, to provide you with an overview of the technology and where we stand with the prototype.

Jeffrey Kimberly:  Hello, this is Jeff Kimberly.  Let me start by stating that I’m very proud of the accomplishments that this organization achieved by announcing the demonstration of our technology for early May.  We’ve come a long way to what the field of experts have said is a very long road—excuse me—in moving from the lab environment to the commercialization prototype.  In fact, most are pleasantly surprised in how quickly we’ve reached this milestone.  Our CEO, Mr. Eric Swain, has the philosophy that it’s critical that we surround ourselves with experts in all areas of our business; and, in fact that is the key to our success.  We continue to add this kind of expertise to our organization, including the global scientific team in Rockford and North Carolina, the consulting expertise of the steam and chemical professors and process engineers, microwave consultants with computer modeling skills, incredible organizations, again global, who brings to our portfolio years of experience in developing plants and defining processes.  ENGlobal is a NASDAQ-listed company that will be utilized and assist in validating and deploying our technology for joint marketing agreements.

Now, I would like to discuss the status of the prototype machine.  The past few months, we’ve had several breakthroughs in achieving an excellent working machine.  Today, this includes the prototype successfully processing 80 plus pounds of tire feedstock in an hour in automatic mode.  These amounts are for testing purposes only.  Processing material for five plus continuous hours without any issues, gases successfully being collected outside of the reactor, oil condenses in the tanks, carbon ash is collected at the discharge end, the volume reduction is at desired levels, which is converted to gas and oil.

Moving forward, our next step will be to incorporate simulations from our computer models that will lead us to a process capability of 500 pounds per hour with our existing prototype machine.  In addition to our expertise, the capability to complete computer modeling is what—has been and will take place inside the processor, has saved us months, and maybe even years, in the development of this process.  Computer modeling to date has predicted very accurately what would take place inside these units.  Having built confidence in the outcome of the modeling, we turned our attention to the various changes that would magnify throughput, and we have started the process of engineering and manufacturing the parts necessary for the increased production of commercial scale units.  After this conversion to ramp up to 500 pounds of material per hour, we will have achieve an energy ratio in which for every watt—kilowatt of energy that goes into the process, we’ll get 41 kilowatts of energy out of the process, an energy ratio never seen before using this type of technology.

Now, some might wonder why we wouldn’t wait to have a demonstration after the conversion to a higher throughput has taken place, I can answer that question by saying, there is also a push from potential clients to convert this unit over to other feedstocks, that this conversion might take precedence over the conversion to a higher throughput level.  There are serious clients who have already seen the machine in action and are looking to make a purchase decision, to deploy the technology into the field as soon as possible.  With that in mind, and since the machine is performing in a continuous mode and is impressive in its current state, the window for a demonstration is now.

In regards to the development of commercial machines, we have made the decision to start commercialization by our processes by introducing a one-ton, two-ton, and three-ton per hour machine at this time.  While these systems are built and deployed, we will add larger machines for our customers.  The change in our strategy comes from two pieces of knowledge.  The first one, developed through our marketing studies, show most customers do not need a full 10-ton machine for a single tire plant.  Any machine over three tons per hour is not required due to the limitations of available feedstock higher recyclers have in any one location, and then, transportation to aggregate tires to a single location becomes cost-prohibitive.  In addition, government permits do not have limits—do have limitations as to the amount of scrap tires that are allowed onsite at any given time, which makes storing large quantities of tires more difficult.  The second reason for this direction is that we would like to introduce smaller units into the field and gather field data prior to developing larger units.  We’re additionally exploring the economics in connecting three-ton per hour machines in a series for larger projects, which gives our customers flexibility, transportability, and the opportunity to scale up, address larger amounts of feedstock should they desire.

I would like now to provide our shareholders with an update on our patent applications.  For our first—our first filed U.S. patent application was divided into four groups of claims, two groups of process claims, and two groups of apparatus claims, and like with the first group of process claims, for examination and this patent application, seek additional patents for the other groups of claims.  The first group of process claims was examined by the U.S. Patent Office last fall.  As is frequently the case with patent applications, the Examiner at the Patent Office handling our application rejected our claims, alleging that our process inventions, as claimed, are obvious in view of prior art.  A patent attorney met with the U.S. Patent Examiner and a supervisor of the U.S. Patent Office in Alexandria, Virginia, for an office interview to discuss the rejections and to convince them that the first group of process claims are, indeed, not obvious.  Our patent attorney believes that he made progress towards convincing the Patent Office that this group of process claims are not obvious, and hence patentable.  During the office interview, the Patent Office considered a slight variation on the first group of process claims, that is, an amendment to the claims, and amendment of the claims has, in response of the final rejection, was filed with the Patent Office on March 27, 2009.  We’re very pleased with the tone and the good possible outcome of the office interview.  However, we must bear in mind that the Patent Office may maintain its position or find different reasons for rejecting claims.  The Patent Office will probably take about two to four months to review our amendment and respond.  If the Patent Office raises additional reasons for rejection, then we will, once again, work towards overcoming these rejections.  If the Patent Office is satisfied with the patentability of the claims, they will probably send us notice of allowance and issue, fee due.  Assuming all other issues have been addressed for the patent for the first group of process claims, would likely issue at about five months after the issues are made.  We look forward to having the demonstration in the first week of May and providing you with an update following the demo.

I would like now to turn the call over to Mr. Eric Swain.

Eric Swain:  Thank you, Jeff.  Again, we are very pleased with our growth and final development of our technology.  As the CEO it’s incredible to guide this Company from a research and development stage firm to a revenue-producing company, currently we are working in the middle stages of this process, but can assure all shareholders, we are working extremely close with several major tire recycling firms, large oil and gas services firms, and several other clean technology companies for the deployment of our technology.  As we move forward with the production of one, two, and three-ton machines for the deployment to private firms and public entities, we look forward to providing our shareholders with updates.  We also look forward to beginning the process of generating revenue from the sale of machines and also from royalty and licensing fees.  We feel that we are at the forefront of the clean technology industry, with a technology that is clearly promising yet very much still under the radar.  We look forward to taking full advantage of the programs set forth by President Obama and the entire energy initiatives.

At this time, I’d like to thank all our loyal shareholders as we continue to work towards increasing shareholder value.  Management is now available to answer all of your questions.

Thomas Walsh:  Your first question comes from Lynn and Bob McLeary.  “When will shareholders be able to see the demo in Rockford?  We do realize that customers come first, but is there a chance for us to view?”

Jeffrey Kimberly: This is Jeff Kimberly.  After the demo for customers, we need to implement changes to convert to the next feedstock, depending on client requirements.  We’re unsure when the machine will be available for demo again because we really need to move along with the commercialization for various feedstocks.

Thomas Walsh: And the second question for them is, “Do you have any other additional information about when you will be refiling the S-1 Registration Statement for MSRF?

Eric Swain: Yes, I’ll take that.  This is Eric Swain again.  We’re presently working with the auditors so that we can complete our 10-K.  We hope that that will be completed relatively shortly, possibly within the month of April into the first week of May.  At that time, once the 10-K is current and filed, we will at that point do an amended registration filing with the SEC, and we would, hopefully, enjoy a timely response and be able to get the registration statement effective.

Thomas Walsh:  Thank you.  The next question comes from Ron Knox.  “Does GBRC intend to file for OTCBB status and then move to signal the Pink Sheet presence?”

Eric Swain: Once again, once we file our 10-K, it’s necessary to have an effective registration statement specifically to go back to the bulletin board and you would need a registration statement filed to go to the American Stock Exchange.  So, once again, it relates back to becoming current very quickly on the 10-K filing.

Thomas Walsh: Thank you.  The next question comes from Eric Ehlert.  “What ways do you consider the current Vistron technology in the future one to be better than standard magnetron technology?  Is magnetron tech in the future plans at all?”

Jeffrey Kimberly: This is Jeff Kimberly, I’ll take that one.  I did meet with a few magnetron suppliers last year, some very large name suppliers, and they do not offer magnetrons in the frequency and power range required.  Of course, they were happy to take as much money as we wanted to throw at the development of a magnetron that would suit our needs, with no guarantees that they would work.  The second issue with the magnetrons is the lifespan, which is about one to two years, where Vistron’s lifespan is more like seven to 10 years.  So, at this time, we’re not looking at magnetron technology, but may have a use at some point.  But we’re staying with Vistron’s right now.

Thomas Walsh: “How important is success of the patent applications for the commercial viability of your products, the Company?”

Jeffrey Kimberly:  Oh, okay.  I’ll take that one, too.  We feel that our technology meets all the requirements for patents, new, useful, not obvious.  In this regard, we filed a number of patent applications to prevent our technology from being copied by others without our authorization.  As you know, an issued patent provides its owner the power to exclude others from using, making, selling, importing the claimed invention.  In this regard, we anticipate that our patents, when they issue, provide us exclusivity and the ability to prevent other companies from copying our technology, as the success of these patent applications for the commercial viability of the Company and its products would be apparent.

Thomas Walsh: Okay.  The next question from Eric is, “How do you plan to finance the building of any of the units that you sell?  Is there any prepayment and, if so, how do those prepayments’ arrangements work?”

Eric Swain: When you ask about the possibility of financing projects, Global Resource fully intends to have our own equipment in the field.  We’re already starting to talk to people who are capable of project financing or people who would become equity partners.  I didn’t quite understand the second part of the question, as far as the prepayments.

Thomas Walsh: “How is your revenue going to be received as far as prepayments for the sold units?”

Eric Swain: You’re talk—so, this relates to terms and conditions on selling of units?  Okay, well, as to—I can defer to, actually, Jeff, on this.  He’s been in the machine business.  What’s the typical—?

Jeffrey Kimberly:  Yes.  With our payment terms, we’re anticipating 33% down, 33% in 90 days, 24% on ship, and 10% on install.  This provides the cash flow we need to fund the projects without needing additional capital or borrowing funds to support the projects.

Thomas Walsh: Great.  Our next question comes from Tian Tian.  “There seems to be a few competitors with similar technology converting only plastics to fuel.  In the current configuration does GBRC technology to process plastics, or is that in the future plans?”

Jeffrey Kimberly: Yes, this is Jeff Kimberly.  I’ll take that one.  Our minimum test in the New Jersey lab indicates that we can have good results from some types of plastics, and not so good results with others.  It’s on our list to develop, but not right at the top right now.  But we do have some very successful testing with paper mixed with some plastics, and have had very good results, and that is up near the top of our list for the next developments.

Thomas Walsh: The next question comes from Bob McLaughlin.  “What industries are you pursuing to find potential buyers for the Patriot machine?”

Jeffrey Kimberly: The industries that have the application necessary would be tire recycling, oil and gas, people who own, operate municipal waste sites.  The larger industries, which are, I think, down the road after R&D is completed, oil shale, coal, automotive shredded residue.  The nice thing about the technology is that we’ve discovered and had positive results in the New Jersey lab on all of these materials, but when it comes to doing the necessary R&D on a commercial scale, each one of these feedstocks is going to have to be tested at a large facility like the one we have, of carbon-type developed, and then we will implement the right business strategy into that market.  But all of those industries I’ve mentioned are enormous.

Thomas Walsh: Great.  The next question is, “What advantages do you have over your competitors in the tire recycling industry?”

Jeffrey Kimberly: There’s two main drivers that distinguish apart from the present-day tire recycler.  One is, turning waste to fuel in a totally environmentally clean way.  There are no emissions.  The other is the most efficient means of using a microwave technology to create usable oil and gas on an energy out versus energy in ratio that’s never been seen before.  As an example, while the price of oil and gas matters to all of us, we are not in a pure- play commodity, destined to live or die with the price of crude.  As mentioned during our prepared remarks, we’re experiencing a ratio of energy in of 1, with an energy out of approximately 41.

Thomas Walsh: Great.  “You have done a great job completing the research and development.  Do you have any plans for the research, for the machine with heavy oil or municipal waste?”

Eric Swain: Our commercialization strategy includes using the prototype for scaling up one of—one feedstock after the other.  As I mentioned, it’s starting with tires, it could move to tanker sludge, municipal waste, et cetera.  But because the world of heavy oil encompasses so much, we have reserved the exploration using the technology in that field for a single relationship that could develop very shortly.

Thomas Walsh: Great.  And the last question from the internet audience is, “Can you provide more information on why Frank Pringle, who retired and wants to sell his position in the Company?”

Eric Swain:  I’ll take that one.  Frank has done a good job in assisting in development of the technology.  However, Frank, along with the Board of Directors, thought it was necessary to bring in a new management team that had the experience and knowledge of how to commercialize the technology in a short period of time.  Under his retirement agreement, Frank is allowed to sell a set number of shares per quarter.  And if you would further like more information, just refer to the 8-K that was filed regarding his retirement.

Thomas Walsh: Great.  And Operator, we’re now available for some live questions.

Operator: Okay, thank you.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question, please press the star followed by the two.  And if you are using speaker equipment, please lift your handset before making your selection.

Our first question comes from the line of Bob Schneiderman with R&S Associates.  Please go ahead.

Bob Schneiderman: Yes, good morning.  Can you—can you provide an outlook for second quarter of 2009 potential revenues and earnings?

Eric Swain: As you can imagine, Bob, it’s not something that we want to give out in terms of guidance or revenue streams, but I can tell you, our machines, even a small machine, costs many millions of dollars.  Many people who have inquired are interested in fairly large-scale applications and for multiple projects.  So, if that helps create a picture of what the demand could be, sort of the back half of the year, hopefully that’s helpful.

Bob Schneiderman:  Excellent. Thank you.

Operator: Thank you.  Our next question comes from the line of Steve Urbancie, who’s a private investor.  Please go ahead.

Steve Urbancie: Good morning.  Can you provide any guidance of the revenue you predict for your first sale?

Eric Swain: Well, we just answered the question on what the—what the guidance might like look for the back half of the year.  I’d rather not talk about an individual sale.  But, you know, we’re working with people who seem to have relatively large demands for many types of machines for multiple types of projects.

Steve Urbancie: Okay.  Thank you.

Operator: Thank you.  Our next question comes from the line of Robert McLaughlin with Genchem Incorporated.  Please go ahead.

Robert McLaughlin:  Good morning.

Jeffrey Kimberly:  Good morning.

Robert McLaughlin:  Just a question on the—on the oil that’s produced when you recycle the tires.  You were saying it’s number—is it Number 4 diesel?

Jeffrey Kimberly:  Yes, it is—it’s a Number 4 diesel heating oil.  It’s—it is sour because it has some sulfur in it, it can be scrubbed to clean the sulfur out.

Robert McLaughlin:  It’s not available for on-road applications?

Jeffrey Kimberly:  Well, it’s just a refining process, but from our machine, no.

Robert McLaughlin:  Okay.

Jeffrey Kimberly: But certainly used for, you know, industrial heating, boilers, so forth.  And we’re actually—you know, future developments may improve the quality of the oil, but we can’t discuss what we’re doing there yet.

Robert McLaughlin:  And are you going to have a service part of the—

Unidentified Speaker:  Could you speak up, sir?

Robert McLaughlin: I’m sorry.  Are you going to have a service—

Jeffrey Kimberly: Yes—

Robert McLaughlin: Part of the Company after you get these machines in the field?

Jeffrey Kimberly: Are we going to have a service organization to support the machines in the field?

Robert McLaughlin: Correct.

Jeffrey Kimberly: Yes, we actually have developed some relationships with U.S. and international companies that will provide our installation and service as well as the newly formed relationship with Ian Global, which can, again, support service in the field.  So, we have a solid plan to support the machines in the field.

Robert McLaughlin: Okay.  Thank you.

Jeffrey Kimberly: Sure.

Operator: Thank you.  And once again, ladies and gentlemen, if there are any additional questions, please press the star followed by the one.  As a reminder, if you are using speaker equipment, it will be necessary to pick up your handset.  One moment, please, for our next question.

Our next question comes from the line of George Phizer a private investor.  Please go ahead.

George Phizer: Hello.

Jeffrey Kimberly: Hello.

George Phizer: Yes, could you comment on, sometime ago there was some information that was put out about dealing with the federal government about capped oil wells out in Utah, I believe?  Is there anything going on with that at this time?

Jeffrey Kimberly: There is nothing going on at this time with capped oil wells, in or out of this country.  We signed an application, such as capped oil wells, using our technology.  That—that’s probably something that’s going to take many, many years to develop.

George Phizer: Okay.  And there was also information put out sometime ago about opening up sales offices, I believe, in Asia or China, somewhere in that area, is that still going on?

Jeffrey Kimberly: I can tell you that it’s very possible that, as the Company grows and expands, that we will look at our cost benefit analysis of whether it’s better to have our own offices all over the world or whether to have what I call “marketing relationships.”  But, at this time, the offices of Global are here in Mount Laurel, New Jersey, a lab in West Berlin.  We occupy space at Ingersoll Productions, which we’ve talked about before, and that is it for our own—and, excuse me—and we have a facility in North Carolina for R&D.  And those are the only offices right now.

Operator:  Thank you.  Our next question comes from the line of Brett Borgerson, who’s a private investor.  Please go ahead.

Brett Borgerson: Could you be any more clear in regards to, I mean, you said, with oil and oil shale, and what-not, you know, you said you were looking at one specific partner?

Eric Swain: Well, my comments, in separating the business into two parts is, there’s waste, tires, tanker sludge, automotive shredded residue.  Those are what I consider to be waste materials.  When people ask me, “What are your plans, or what’s the—what’s the use of the technology in the oil business?”  It’s a very, very large business, and what we’ve done is reserved the right to develop a relationship with a large firm that can help us deploy this technology over time, certainly a lot quicker than if we could do it on our own.  So, it’s our intention, obviously to develop the kind of relationship with one entity versus trying to attack what I call the field of oil by ourselves.  But there is other large areas that do not encompass the oil business, like coal, oil shale, and waste oil  Those are all—those are all feedstocks, if you will, that we plan on attacking on our own.

Operator: Thank you.  Our next question comes from the line of Jerome Palua, a private investor.  Please go ahead.

Gerome Palua:  Yes.  You said, on the registration statement, that once you get everything updated next month, and maybe you’ll file another one.  So, it’s not going to take another year to transfer these Mobilestream shares?  And—

Eric Swain: I will shoot myself, if it takes that long.  No, you know, we’re in what I call the final throes of making sure that the 10-K is filed soon.  We’re in the final throes of making sure we can put back an amended registration statement.  And, you have to remember, a part of the rationale behind getting new auditors and a new legal team is to clean up, if you will, all these issues to make it very possible to move forward with the registration statement.  But, just to remind you, though, the SEC does have their own approval process, I only have control of the Company and how we move forward.  I don’t have control over everything.  Please keep that in mind.

Gerome Palua: Okay.  And with Ingersoll-Rand, are they going to be an investor partner with making these machines, you know, to where you don’t have to have so much upfront money to get them, going?

Eric Swain: I didn’t quite hear all that, but I think what I heard is Inger—is Ingersoll Production Systems?  And they will not be an investor, they are a manufacturing source that we’ll be utilizing to manufacture machines, and we’ll be ramping up, hopefully, with the expansion of orders, additional facilities, so, that we’re starting with Ingersoll Production Systems.

Gerome Palua: All right, thank you.

Operator: Thank you.  Our next question comes from the line of Greg Walsh from Plegend.  Please go ahead.

Greg Walsh: Yes, hi.  I’d like to know, are you guys planning on trying to raise any additional capital?  Do you need to do that, and what’s your current burn rate?  And how much money do you have left in reserve?

Eric Swain: We have, presently, no plans for raising any capital.  But, you know what, we might point out, too, though, well, there’s two sides to this.  The one point I made before, which I’ll repeat, is that we’re talking to people who will be able—who could be able to help us finance projects of our own so that we may be able to be in the field relatively quickly with our technology, so that we will be operating plants.  And, once again, we are looking to do that on a project finance basis, so I would not require raising capital to do that.  Secondly, it might be interesting to point out at this time that, under our current burn rate, which is about $1.1 million per quarter, to break even, not to install any more personnel but just to break even on the current burn rate, we would need to sell just three machines in an entire year to break even on our capital structure.  Hopefully, that gives you some input that you were looking for.

Operator: Our next question comes from the line of Harry Morgan, private investor.  Please go ahead.

Harry Morgan: Good morning, gentlemen, and thank you for holding this call.  I greatly appreciate it.  My question is, I was just curious what kind of royalty stream in your model were you looking at, if you’re getting paid royalties, would you be getting, you know, 1%, 15%, 50—I’m just kind of curious, for—I didn’t know what kind of, you know, what kind of royalty stream you might be expecting with the people you’d be working with?

Jeffrey Kimberly: That’s an excellent question, but it’s hard to describe.  First of all, that business model was still in works, from a math standpoint, but it’s also a moving target.

Harry Morgan: Right.

Jeffrey Kimberly: Depending on the stream of energy that comes out from an application—and, by the way, there are different demands for people who want to use more gas out of the—out of the process versus people who want to derive more oil.  So, it’s a moving target, but I think you’re on the right track.  It’s going to—it’s going to be obviously a percentage of energy derived.

Harry Morgan: Great.  Thank you very much.

Jeffrey Kimberly:  Thank you.

Operator: Thank you.  Our next question comes from the line of Harvey Bank, private investor.  Please go ahead.

Harvey Bank: Thank you.  Given the fact that a number of us had bought stock in CRC with the understanding that the warrants would be executable within the year or so, and it’s now several years down the road, are there any plans of the Company to make the strike price somewhat more favorable in compensation for the long delay in getting things going?

Eric Swain: Harvey, I appreciate your question, but I would never be able to comment on that right now.  I hope you can understand that.

Harvey Bank: I can try.

Eric Swain: Got another question?

Operator: Once again, if you wish to ask a question, please press the star followed by the one at this time.  If you are using speaker equipment, please lift your handset before making your selection.

And at this time, I would now like to turn the conference back over to the speakers.  You may close the call.

Eric Swain: It’s Eric Swain.  I’d like to—I’d like to thank everybody for obviously joining the call, but I’d especially like to thank the loyal shareholders, once again, for their support.  I do want to make a reminder.  This entire transcript will be available next week on our website, and tonight, we will file an 8-K with all the necessary information within this call.  Once again, I thank everybody for coming to our call.  Thank you.

Operator:  Ladies and gentlemen, that does conclude our conference for today.  If you would like to listen to a replay of today’s conference, please dial 303-590-3030 or 1-800-406-7325, with the access code of 4050508.  Thank you for using the Conferencing Center.  You may now disconnect.